UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2011

GREENHUNTER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33893	20-4864036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS		76051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing

On November 18, 2011, the Company received notice from the Exchange Staff of the NYSE Amex LLC indicating that the Company is below one of the Exchange’s continued listing requirements of the NYSE Amex LLC’s Company Guide due to the Company sustaining losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, that the Company will be able to continue operations and/or meet its obligations as they become due as set forth in Section 1003 (a)(iv) of the Company Guide.

The Company has been afforded the opportunity to submit a plan of compliance to the Exchange by December 20, 2011, that demonstrates the Company’s ability to regain compliance with Section 1003 (a)(iv) by March 20, 2012. The Company intends to submit a plan by the time specified, however, if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

The Company received a similar letter on May 28, 2009, regarding the Company’s non-compliance with certain of the Exchange’s continuing listing standards. In that instance, the Company formulated a plan to regain compliance which they achieved by November 29, 2010. The Company is confident that it has already formulated such a plan with its new business plan and financings and intends to submit an acceptable plan to the Exchange for review in order to regain compliance with the above referenced listing standard. It is also important to note that the Company does not have a “Going Concern Qualification” from its independent auditors.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER ENERGY, INC.

Date: November 23, 2011	By:	/s/ Morgan F. Johnston
Sr. Vice President, General Counsel
and Secretary